EXHIBIT 5.1

July 7, 2008	Main +1.206.447.0900 Fax +1.206.447.0849

26866.0027

Cell Therapeutics, Inc.

501 Elliott Avenue West, Suite 4000

Seattle, WA 98119

Re:	Registration of Securities of Cell Therapeutics, Inc.

Ladies and Gentlemen:

Per your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Cell Therapeutics, Inc., a Washington corporation (the “Company”) to be filed with the Securities and Exchange Commission on or about July 7, 2008, including a prospectus (the “Prospectus”) which may be supplemented from time to time by one or more prospectus supplements, which provides for the registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), of 6,582,268 shares of the Company’s common stock, no par value, issuable upon exercise of certain Company warrants (the “Shares”).

We have reviewed, among other things, (i) the Registration Statement and related Prospectus, (ii) the form of Securities Purchase Agreement dated March 3, 2008, among the Company and certain purchasers (the “Purchase Agreement”), (iii) the respective Warrants, dated March 3, 2008, issued to such purchasers (the “Warrants”), (iv) the Amended and Restated Articles of Incorporation of the Company, as in effect as of the date hereof (the “Restated Articles”), (v) the Amended and Restated Bylaws of the Company, as in effect as of the date hereof, and (vi) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Warrants and the Shares. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that:

1. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, when and if duly issued upon exercise of the Warrants pursuant to the terms of the Warrants and the countersigning of a certificate or certificates representing the Shares by a duly authorized signatory of the registrar of Common Stock, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction.

Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104-7098 www.hellerehrman.com

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Cell Therapeutics, Inc.

July 7, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Heller Ehrman LLP